Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of Laird Superfood, Inc. of our report dated May 28, 2020, except for the effect of the 2-for-1 stock split and the August 2020 subsequent events described in Note 1, as to which the date is August 31, 2020, relating to the financial statements of Laird Superfood, Inc., and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Portland, Oregon

September 14, 2020